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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Natera, Inc. for the registration of common stock, preferred stock, depository shares, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 23, 2016, with respect to the consolidated financial statements of Natera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
November 10, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm